The Baring Asia Private Equity Fund V, L.P.

June 6, 2013

GL Asia Mauritius II Cayman Limited
c/o Conyers Dill + Pearman
Willow House, Cricket Square
P.O. Box 2861 Georgetown
Grand Cayman, Cayman Islands

Dear Sirs

AMBOW EDUCATION HOLDING LIMITED (THE “COMPANY”)

We are the beneficial owner of 14,828,680 class A shares in the Company, representing approximately 10% of the economic ownership of the Company and 1.4% of the votes eligible to be cast at a general meeting of shareholders.

We have reviewed the petition filed by GL Asia Mauritius II Cayman Limited with the Grand Court of the Cayman Islands in respect of the Company (the “Petition”).  We fully support the Petition and the relief requested therein.

We authorize you to put this letter before the Grand Court at the hearing (or adjourned hearing) of any matter arising in relation to the Petition or the Company.

Yours faithfully

THE BARING ASIA PRIVATE EQUITY FUND V, L.P.

by	/s/

PO Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands